EXHIBIT 11
                         BOWMAR INSTRUMENT CORPORATION
                   COMPUTATION OF NET INCOME PER COMMON SHARE

===========================================================================================
                                                Third Quarter        First Nine Months
                                             Fiscal      Fiscal     Fiscal       Fiscal
                                              1997        1996       1997         1996
===========================================================================================
PRIMARY NET INCOME PER
COMMON SHARE:

NET INCOME:
Net Income                                 $  352,000   $  328,000   $1,177,000 $  841,000
Less:  Dividends on Preferred Stock            90,000       90,000      270,000    270,000
                                            ----------------------------------------------

  Net Income Applicable to Common Stock    $  262,000   $  238,000   $  907,000 $  571,000
                                            ==============================================
SHARES:
Weighted Average Number of Common
  Shares Outstanding                        6,666,910    6,456,291    6,629,532  6,454,516

Number of Common Stock Equivalents
  Assuming Exercise of Options Reduced
  by the Number of Shares Which Could
  Have Been Purchased With the Proceeds
  From Exercise of Such Options                45,771       81,063        9,389    120,723
                                            ----------------------------------------------
  Weighted Average Number of Shares
    and Common Stock Equivalents            6,712,681    6,537,354    6,638,921  6,575,239
                                            ==============================================
PRIMARY NET INCOME PER
  COMMON SHARE                             $     0.04   $     0.04   $     0.14 $     0.09
                                            ==============================================
            ==============================================================================
FULLY DILUTED NET INCOME
PER COMMON SHARE:

NET INCOME:
Net Income                                 $  352,000   $  328,000   $1,177,000 $  841,000
                                            ==============================================
SHARES:
Weighted Average Number of Shares
  and Common Stock Equivalents              6,828,099    6,537,354    6,790,721  6,575,239

Number of Shares of Common Stock
  Issued Upon Conversion of
  Preferred Stock                           1,598,347    1,599,467    1,598,347  1,599,467
                                            ----------------------------------------------
Weighted Average Number of Shares
  and Common Stock Equivalents
  Assuming Conversion of Preferred Stock    8,426,446    8,136,821    8,389,068  8,174,706
                                            ==============================================
FULLY DILUTED NET INCOME PER
  COMMON SHARE (SEE NOTE)
                                            ==============================================

Note: For the third quarter and first nine months of 1997 and 1996, fully diluted Net Income per share is considered to be the same as primary Net Income per share since the effect of the potentially dilutive preferred stock is currently antidilutive.